                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                         THOUSAND TRAILS, INC. ANNOUNCES
                    RESULTS FOR THIRD QUARTER OF FISCAL 2002

         Dallas, Texas, May 1, 2002 - Thousand Trails, Inc. (AMEX:TRV), one of the nation's largest owners and operators of membership-based campgrounds, today reported its financial results for the third quarter of fiscal 2002, which ended March 31, 2002.

         For the three months ended March 31, 2002, Thousand Trails reported net income of $2.2 million or $0.25 per diluted share on revenues of $19.7 million, compared with net income of $1.2 million or $0.13 per diluted share on revenues of $17.3 million for the same quarter last year.

         For the nine months ended March 31, 2002, Thousand Trails reported net income of $6.0 million or $0.70 per diluted share on revenues of $65.0 million, compared with net income of $3.5 million or $0.41 per diluted share on revenues of $57.7 million for the same period last year.

         "We continue to see strong performance in two key areas: membership contract originations and dues collections," said Bill Shaw, President and CEO. "We originated $6.3 million in membership contracts in the third quarter, compared with $5.0 million last year. Our dues collections have remained steady. In the third quarter, our revenues were 14% higher than last year and our income before taxes was 74% higher. By the end of the quarter, our cash and marketable securities had climbed to $17.3 million, an increase of $8.3 million since June 30, 2001."

         Revenues grew in the current quarter due primarily to increased membership sales revenue, which resulted from higher average new sales prices and an upgrade program. Expenses were higher in the current quarter due primarily to increased sales and marketing efforts and higher general and administrative costs due to increases in legal fees, professional fees, and credit card processing fees.

         For nine months ended March 31, 2002, revenues grew primarily as a result of increased membership sales revenue and increased fees from additional campgrounds managed by Trails Management, the Company's property management subsidiary. Expenses were higher in the current year due to increased sales and marketing efforts, higher general and administrative costs in the third quarter, and operation of the additional campgrounds by Trails Management, partially offset by lower interest expense.

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A summary of the Company's financial results is set forth below (in thousands, except for per share amounts):

                                          For the Three Months Ended      For the Nine Months Ended
                                                  March 31,                       March 31,
                                          --------------------------      -------------------------
                                             2002            2001            2002            2001
                                           --------        --------        --------        --------

Membership contracts originated            $  6,297        $  5,018        $ 19,234        $ 14,601
Change in deferred revenue                   (1,952)         (2,788)         (7,326)         (7,977)
                                           --------        --------        --------        --------
   Membership sales revenue                   4,345           2,230          11,908           6,624
Membership dues                               9,921           9,837          29,994          29,973
Other campground revenue                      3,264           3,121          13,350          12,848
Trails Management revenue                         1              --           3,417           1,989
RPI membership fees                           1,003           1,035           2,689           2,709
Gain/(loss) on asset sales                      (11)             (8)            144             146
Interest income                                 632             518           1,662           1,362
Other income                                    578             614           1,815           2,090
                                           --------        --------        --------        --------
Total revenues                               19,733          17,347          64,979          57,741
                                           --------        --------        --------        --------

Campground operating expenses                 9,267           9,501          31,726          31,730
Membership origination costs                  3,013           2,088           9,136           6,717
Marketing expenses                            1,167           1,224           4,229           3,872
Change in deferred origination costs           (692)           (754)         (2,397)         (2,445)
General & administrative and member
   service costs                              3,121           2,685           8,573           7,948
Trails Management expenses                      149             130           3,132           1,921
RPI membership expenses                         426             487           1,325           1,378
Interest expense                                  4             103              27             773
                                           --------        --------        --------        --------
Total expenses                               16,455          15,464          55,751          51,894

Income before income taxes                    3,278           1,883           9,228           5,847
Income tax provision                         (1,113)           (716)         (3,199)         (2,301)
                                           --------        --------        --------        --------
Net income                                 $  2,165        $  1,167        $  6,029        $  3,546
                                           ========        ========        ========        ========

Net income per share-Basic                 $   0.27        $   0.14        $   0.74        $   0.43
                                           ========        ========        ========        ========
Net income per share-Diluted               $   0.25        $   0.13        $   0.70        $   0.41
                                           ========        ========        ========        ========

Shares used in calculation:
     Basic                                    8,062           8,166           8,129           8,087
                                           ========        ========        ========        ========
     Diluted                                  8,699           8,602           8,638           8,586
                                           ========        ========        ========        ========

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         Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 115,000 members at 59 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 300 recreational facilities and manages 241 public campgrounds for the US Forest Service and other entities.

         This news release contains "forward-looking statements" based on management's current expectations, estimates and projections. All statements that address expectations, estimates, or projections about the future, including statements about the Company's business strategies, plans, and conditions for future growth, are forward-looking statements and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and most recent quarterly report on Form 10-Q, may cause the Company's actual results to differ materially. These factors include, but are not limited to, the Company's ability to control costs, membership-based campground usage and market conditions, and the Company's success in collecting its contracts receivable.

# # #

For further information contact:

Bryan D. Reed
Chief Financial Officer (972) 243-2228

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